Advanced Emissions Solutions Announces Appointment of Chief Financial Officer

HIGHLANDS RANCH, Colorado, March 7, 2018 - GlobeNewswire - Advanced Emissions Solutions, Inc. (NASDAQ: ADES) (the "Company" or "ADES") today announced the appointment of Greg Marken as its Chief Financial Officer.
Mr. Marken served as the Company’s Chief Accounting Officer prior to taking this new position on March 1, 2018. Mr. Marken, 36, has served on ADES’ finance and accounting team since 2015. During this time, he has led numerous aspects of ADES’ accounting and finance efforts, in addition to playing a key role in the execution of many strategic initiatives of the Company.
Mr. Sampson stated: “I’d like to congratulate Greg on his expanded role. Greg has been instrumental in the achievement of the Company's finance and accounting goals, beginning with the restatement and continuing through our execution of our strategic priorities. I look forward to working with him as a trusted business partner and leader as we continue to seek opportunities to achieve shareholder value and growth."

About Advanced Emissions Solutions, Inc.
Advanced Emissions Solutions, Inc. serves as the holding entity for a family of companies that provide emissions solutions to customers in the power generation and other industries.

ADA-ES, Inc. (“ADA”) is a wholly-owned subsidiary of Advanced Emissions Solutions, Inc. (“ADES”) that provides emissions control solutions for coal-fired power generation and industrial boiler industries. With more than 25 years of experience developing advanced mercury control solutions, ADA delivers proprietary environmental technologies, equipment and specialty chemicals that enable coal-fueled boilers to meet emissions regulations. These solutions enhance existing air pollution control equipment, maximizing capacity and improving operating efficiencies. Our track record includes securing more than 40 US and international patents for emissions control technology and systems and selling the most activated carbon injection systems for power plant mercury control in North America. For more information on ADA, and its products and services, visit www.adaes.com.

Tinuum Group, LLC (“Tinuum Group”) is a 42.5% owned joint venture by ADA that provides ADA’s patented Refined Coal (“RC”) CyClean™ technology to enhance combustion of and reduce emissions of NOx and mercury from coals in cyclone boilers and ADA’s patented M-45™ and M-45-PC™ technologies for Circulating Fluidized boilers and Pulverized Coal boilers respectively.

Source: Advanced Emissions Solutions, Inc.
Investor Contact:
Alpha IR Group
Chris Hodges or Ryan Coleman
312-445-2870
ADES@alpha-ir.com